EXHIBIT 11

                                 SYNTELLECT INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                          Three Months Ended June 30        Six Months Ended June 30
                                                          ---------------------------       ------------------------
                                                            2000              1999           2000              1999
                                                            ----              ----           ----              ----
Numerator:
      Numerator for basic and diluted income (loss)
           per share  --  net income (loss)                $ 1,001,000   $(2,739,000)       $2,198,000   $ (4,328,000)
                                                           ===========   ============       ==========   =============
Denominator:
      Denominator for basic income (loss) per
           share -- weighted average number of
           common shares outstanding during the
           period                                           11,793,000     13,448,000       11,820,000      13,476,000
      Incremental common shares attributable to
           exercise of outstanding common stock
           options                                             855,000             -           926,000              -
                                                               -------          -----          -------           ----
Denominator for diluted income (loss) per share             12,648,000     13,448,000       12,746,000      13,476,000
                                                            ==========     ==========       ==========      ==========
Basic net income (loss) per share                               $ 0.08       $ (0.20)           $ 0.19        $ (0.32)
                                                                ======       ========           ======        ========
Diluted net income (loss) per share                             $ 0.08       $ (0.20)           $ 0.17        $ (0.32)
                                                                ======       ========           ======        ========


For the three months ended June 30, 2000 and 1999, and for the six months ended June 30, 2000 and 1999, 177,000, 1,593,000, 329,000, and 952,000 common equivalent shares, respectively, were not included in the diluted weighted average shares outstanding, as they were antidilutive.